Exhibit 10.14

AMENDED AND RESTATED OPTION AGREEMENT
by and among
SPEEDHAUL HOLDINGS, INC.
GOLD HORSE INTERNATIONAL, INC.
GLOBAL RISE INTERNATIONAL LIMITED
INNER MONGOLIA JIN MA REAL ESTATE DEVELOPMENT COMPANY LIMITED (“IMJM REAL ESTATE”)
and
SHAREHOLDERS OF IMJM REAL ESTATE
(English translation)

This Amended and Restated Option Agreement (this “Agreement”) is dated June 29, 2007, and is entered into in Hohhot, China by and among Speedhaul Holdings, Inc. (OTCBB: SPEH) (“Speedhaul”), Gold Horse International, Inc, a company incorporated under the laws of the State of Nevada, the United States,  (“Gold Horse”), Global Rise International Limited, a limited liability company organized under the laws of the Cayman Islands and wholly-owned subsidiary of Gold Horse (“Global Rise”) and Inner Mongolia Jin Ma Real Estate Development Company Limited, a limited liability company organized under the laws of the PRC (“IMJM Real Estate”), and shareholders holding 100% outstanding shares of IMJM Real Estate (the “Shareholders of IMJM Real Estate”). The parties to this Agreement are referred to collectively herein as the “Parties.”
RECITALS
A.           Speedhaul is a public reporting corporation incorporated under the laws of the State of New Jersey, the United States.

B.           Gold Horse is a Nevada corporation and wholly-owned subsidiary of Speedhaul, pursuant to a share exchange agreement under which the shareholders of Gold Horse and their assignees acquired 97% of the issued and outstanding shares of Speedhaul (the “Transaction”).
C.           Global Rise is a wholly owned subsidiary of Gold Horse.
D.           IMJM Real Estate is a company incorporated in Inner Mongolia, China, and is engaged in the real estate development business (the “Business”);
E.           The undersigned Shareholders of IMJM Real Estate collectively own over 100% of the equity interests of IMJM Real Estate (each, an “Equity Interest” and collectively the “Equity Interest”).
F.           Gold Horse and IMJM Real Estate were previously parties to an Operating Agreement, Option Agreement, Shareholder Voting Rights Proxy Agreement, Equity Pledge Agreement and Consulting Services Agreement, each dated August 31, 2006.
G.           In connection with the Transaction, the parties wish to amend and restate the August 31, 2006 Option Agreement, which shall be amended and restated in its entirety in the form of this Agreement.
H.           The Parties are entering into this Amended and Restated Option Agreement to define and set forth the business relationship among Speedhaul, Gold Horse, Global Rise, and IMJM Real Estate, relating to IMJM Real Estate’s operations.
NOW, THEREFORE, the Parties to this Agreement hereby agree as follows:

1.	Purchase and Sale of Equity Interest

1.1
Grant of Rights.  The Shareholders of IMJM Real Estate (hereafter collectively the “Transferor”) hereby irrevocably grant to Global Rise an option to purchase or cause any person designated by Global Rise (“Designated Persons”) to purchase, to the extent permitted under PRC Law, according to the steps determined by Global Rise, at the price specified in Section 1.3 of this Agreement, at any time from the Transferor a portion or all of the equity interests held by Transferor in IMJM Real Estate (the “Option”). No Option shall be granted to any third party other than Global Rise and/or the Designated Persons. IMJM Real Estate hereby agrees to the granting of the Option by the Shareholders of IMJM Real Estate to Global Rise and/or the Designated Persons.  The “person” set forth in this clause and this Agreement means an individual person, corporation, joint venture, partnership, enterprise, trust or a non-corporation organization.

1.2
Exercise of Rights.  According to the stipulations of PRC laws and regulation, Global Rise and/or the Designated Persons may exercise Option by issuing a written notice (the “Notice”) to the Transferor and specifying the equity interest purchased from Transferor (the “Purchased Equity Interest”) and the manner of purchase.

1.3	Purchase Price.

1.3.1
For Global Rise to exercise the Option, the purchase price of the Purchased Equity Interest (“Purchase Price”) shall be equal to the original paid-in price of the Purchased Equity Interest by the Transferor, unless the applicable PRC laws and regulations require appraisal of the equity interests or stipulate other restrictions on the purchase price of equity interests.

1.3.2
If the applicable PRC laws require appraisal of the equity interests or stipulates other restrictions on the purchase price of the Equity Interest at the time that Global Rise exercise the Option, the Parties agree that the Purchase Price shall be set at the lowest price permissible under the applicable laws.

1.4	Transfer of the Purchased Equity Interest. Upon each exercise of the Option rights under this Agreement:

1.4.1
The Transferor shall convene a shareholders’ meeting of the Transferor. During the meeting, the resolutions shall be proposed, approving the transfer of the appropriate Equity Interest to Global Rise and/or the Designated Persons;

1.4.2
The Transferor shall, upon the terms and conditions of this Agreement and the Notice related to the Purchased Equity Interest, enter into Equity Interest purchase agreement in a form reasonably acceptable to Global Rise, with Global Rise and/or the Designated Persons (as applicable);

1.4.3
The related parties shall execute all other requisite contracts, agreements or documents, obtain all requisite approval and consent of the government, conduct all necessary actions, without any security interest, transfer the valid ownership of the Purchased Equity Interest to Global Rise and/or the Designated Persons, and cause Global Rise and/or the Designated Persons to be the registered owner of the Purchased Equity Interest.  In this clause and this Agreement, “Security Interest” means any mortgage, pledge, the right or interest of the third party, any purchase right of equity interest, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements, however, it does not include any security interest created under the Equity Pledge Agreement.

1.5
Payment.  The payment of the Purchase Price shall be determined by the consultation of Global Rise and/or the Designated Persons with the Transferor according to the applicable laws at the time of exercise of the Option.

2.	Promises Relating Equity Interest.

2.1	Promises Related to IMJM Real Estate. IMJM Real Estate and the Shareholders of IMJM Real Estate hereby promise:

2.1.1
Without prior written consent by Global Rise, not, in any form, to supplement, change or renew the Articles of Association of IMJM Real Estate, to increase or decrease registered capital of the corporation, or to change the structure of the registered capital in any other forms;

2.1.2
According to customary fiduciary standards applicable to managers with respect to corporations and their shareholders, to maintain the existence of the corporation, prudently and effectively operate the business;

2.1.3
Without prior written consent by Global Rise, not, upon the execution of this Agreement, to sell, transfer, mortgage or dispose, in any other form, any asset, legitimate or beneficial interest of business or income of IMJM Real Estate, or encumber or approve any encumbrance or imposition of any security interest on Global Rise’s assets;

2.1.4
Without prior written notice by Global Rise, not issue or provide any guarantee or permit the existence of any debt, other than (i) the debt arising from normal or daily business but not from borrowing; and (ii) the debt disclosed to Global Rise and obtained the written consent from Global Rise;

2.1.5
To normally operate all business to maintain the asset value of IMJM Real Estate, without taking any action or failing to take any action that would result in a material adverse effect on the business or asset value of IMJM Real Estate;

2.1.6
Without prior written consent by Global Rise, not to enter into any material agreement, other than agreements in the ordinary course of business (for purposes of this paragraph, if the amount of the Agreement involves an amount that exceeds a hundred thousand Yuan (RMB 100,000) the agreement shall be deemed material);

2.1.7	Without prior written consent by Global Rise, not to provide loan or credit loan to any others;

2.1.8	Upon the request of Global Rise, to provide all materials of operation and finance relevant to IMJM Real Estate;

2.1.9
Purchases and holds the insurance from the insurance company accepted by Global Rise, the insurance amount and category shall be the same with those held by the companies in the same industry or field, operating the similar business and owning the similar properties and assets as IMJM Real Estate;

2.1.10	Without prior written consent by Global Rise, not to merge or associate with any person, or acquire or invest in any person;

2.1.11	To notify Global Rise of the occurrence or the potential occurrence of the litigation, arbitration or administrative procedure related to the assets, business and income of IMJM Real Estate;

2.1.12
In order to keep the ownership of IMJM Real Estate to all its assets, to execute all requisite or appropriate documents, take all requisite or appropriate actions, and pursue all appropriate claims, or make requisite or appropriate pleas for all claims;

2.1.13
Without prior written notice by Global Rise, not to assign equity interests to shareholders in any form; however, Global Rise shall distribute all or part of its distributable profits to their own shareholders upon request by Global Rise;

2.1.14	According to the request of Global Rise, to appoint any person designated by Global Rise to be the directors of IMJM Real Estate.

2.2	Promises Related to Transferor. The Shareholders of IMJM Real Estate hereby promise:

2.2.1
Without prior written consent by Global Rise, not, upon the execution of this Agreement, to sell, transfer, mortgage or dispose in any other form any legitimate or beneficial interest of equity interest, or to approve any other security interest set on it, with the exception of the pledge set on the equity interest of the Transferor subject to Equity Pledge Agreement;

2.2.2
Without the prior written consent of the other Parties, not to decide or support or execute any shareholder resolution at any shareholder meeting of IMJM Real Estate that approves any sale, transfer, mortgage or dispose of any legitimate or beneficial interest of equity interest, or allows any other security interest set on it, other than the pledge on the equity interests of Transferor pursuant to Equity Pledge Agreement;

2.2.3
Without prior written consent of the other Parties, the Parties shall not agree or support or execute any shareholders resolution at any shareholder meeting of IMJM Real Estate that approves IMJM Real Estate’s merger or association with any person, acquisition of any person or investment in any person;

2.2.4	To notify Global Rise the occurrence or the potential occurrence of the litigation, arbitration or administrative procedure related to the equity interest owned by them;

2.2.5	To cause the Board of Directors of IMJM Real Estate to approve the transfer of the Purchased Equity Interest subject to this Agreement;

2.2.6
In order to keep its ownership of the equity interest, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defend against fall claims of compensation;

2.2.7	Upon the request of Global Rise, to appoint any person designated by Global Rise to be the directors of IMJM Real Estate;

2.2.8
Upon the request of Global Rise at any time, to transfer its Equity Interest immediately to the representative designated by Global Rise unconditionally at any time and abandon its prior right of first refusal of such equity interest transferring to another available shareholder;

2.2.9
To prudently comply with the provisions of this Agreement and other Agreements entered into collectively or respectively by the Transferor, IMJM Real Estate and Global Rise and perform all obligations under these Agreements, without taking any action or any nonfeasance that sufficiently affects the validity and enforceability of these Agreements;

3.
Representations and Warranties.  As of the execution date of this Agreement and every transferring date, IMJM Real Estate, the Shareholders of IMJM Real Estate hereby represent and warrant collectively and respectively to Global Rise as follows:

3.1
It has the power and ability to enter into and deliver this Agreement, and any equity interest transferring Agreement (“Transferring Agreement,” respectively) having it as a party, for every single transfer of the Purchased Equity Interest according to this Agreement, and to perform its obligations under this Agreement and any Transferring Agreement.  Upon execution, this Agreement and the Transferring Agreements having it as a party will constitute a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

3.2
The execution, delivery of this Agreement and any Transferring Agreement and performance of the obligations under this Agreement and any Transferring Agreement will not: (i) cause to violate any relevant laws and regulations of PRC; (ii) constitute a conflict with its Articles of Association or other organizational documents; (iii) cause to breach any Agreement or instruments to which it is a party or having binding obligation on it, or constitute the breach under any Agreement or instruments to which it is a party or having binding obligation on it; (iv) cause to violate relevant authorization of any consent or approval to it and/or any continuing valid condition; or (v) cause any consent or approval authorized to it to be suspended, removed, or into which other requests be added;

3.3	The shares of IMJM Real Estate are transferable, and IMJM Real Estate has not permitted or caused any security interest to be imposed upon the shares of IMJM Real Estate.

3.4	IMJM Real Estate does not have any unpaid debt, other than (i) debt arising from its normal business; and (ii) debt disclosed to Global Rise and obtained by written consent of Global Rise;

3.5	IMJM Real Estate has complied with all PRC laws and regulations applicable to the acquisition of assets and securities in connection with this Agreement;

3.6
No litigation, arbitration or administrative procedure relevant to the Equity Interests and assets of IMJM Real Estate or IMJM Real Estate itself is in process or to be settled and the Parties have no knowledge of any pending or threatened claim;

3.7	The Transferor bears the fair and salable ownership of its Equity Interest free of encumbrances of any kind, other than the security interest pursuant to the Equity Pledge Agreement.

4.	Assignment of Agreement

4.1
IMJM Real Estate and the Shareholders of IMJM Real Estate shall not transfer their rights and obligations under this Agreement to any third party without the prior written consent of the other Parties.

4.2
IMJM Real Estate and  the Shareholders of IMJM Real Estate hereby agrees that Global Rise shall be able to transfer all of its rights and obligation under this Agreement to a wholly-owned foreign entity (WOFE) in the PRC, owned by Global Rise, and such transfer shall only be subject to a written notice sent to IMJM Real Estate, the Shareholders of IMJM Real Estate by Global Rise, and no any further consent from IMJM Real Estate, the Shareholders of IMJM Real Estate will be required.

5.	Effective Date and Term

5.1	This Agreement shall be effective as of the date first set forth above.

5.2
The term of this Agreement is ten (10) years unless the early termination in accordance with this Agreement or other terms of the relevant agreements stipulated by the Parties. This Agreement may be extended according to the written consent of Global Rise before the expiration of this Agreement. The term of extension will be decided unanimously through mutual agreement of the Parties.

5.3
If Global Rise or IMJM Real Estate terminates by the expiration of its operating period (including any extended period) or other causes in the term set forth in Section 5.2, this Agreement shall be terminated simultaneously, except Global Rise has transferred its rights and obligations in accordance with Section 4.2 of this Agreement.

6.	Applicable Law and Dispute Resolution

6.1	Applicable Law. The execution, validity, construing and performance of this Agreement and the resolution of disputes under this Agreement shall be governed by the laws of PRC.

6.2
Dispute Resolution.  The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”) in accordance with its rules.  Arbitration shall take place in Beijing and the proceedings shall be conducted in Chinese. Any resulting arbitration award shall be final conclusive and binding upon both parties.

7.
Taxes and Expenses.  Each Party shall, according to the PRC laws, bear any and all registering taxes, costs and expenses for equity transfer arising from the preparation and execution of this Agreement and all Transferring Agreements, and the completion of the transactions under this Agreement and all Transferring Agreements.

8.
Notices.  Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Speedhaul, Gold Horse or Global Rise:

Address:	No. 31 Tongdao South Road, Huiming District
Hohhot City, Inner Mongolia, China 010030

Fax:	86 (471) 339-7016

If to IMJM Real Estate:

Address:	No. 31 Tongdao South Road, Huiming District
Hohhot City, Inner Mongolia, China 010030

Fax:	86 (471) 339-7016

If to the Shareholders of IMJM Real Estate:

Address:	c/o Liankuan Yang
No. 31 Tongdao South Road, Huiming District
Hohhot City, Inner Mongolia, China 010030

Fax:	86 (471) 339-7016

9.
Confidentiality.  The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of all such materials. Without the written approval by the other Parties, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

a.	The materials that is known or may be known by the general public (but not include the materials disclosed by each party receiving the materials);

b.	The materials required to be disclosed subject to the applicable laws or the rules or provisions of stock exchange; or

c.
The materials disclosed by each Party to its legal or financial consultant relating the transaction of this Agreement, and this legal or financial consultant shall comply with the confidentiality set forth in this Section.  The disclosure of the confidential materials by staff or employed institution of any Party shall be deemed as the disclosure of such materials by such Party, and such Party shall bear the liabilities for breaching the contract. This clause shall survive whatever this Agreement is invalid, amended, revoked, terminated or unable to implement by any reason.

10.
Further Warranties.  The Parties agree to promptly execute documents reasonably required to perform the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably required to perform the provisions and the aim of this Agreement or actions beneficial to it.

11.	Miscellaneous.

11.1
Amendment, Modification and Supplement.  Any amendment and supplement to this Agreement shall only be effective is made by the Parties in writing, and no amendment may be made without the prior unanimous approval of the Board of Directors of Speedhaul.

11.2
Entire Agreement.  Notwithstanding the Article 5 of this Agreement, the Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with respect to the subject matters therein and supercede and replace all prior or contemporaneous agreements and understandings in verb or/and in writing.

11.3
Severability.  If any provision of this Agreement is judged as invalid or non-enforceable according to relevant Laws, the provision shall be deemed invalid only within the applicable laws and regulations of the PRC, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall, through fairly consultation, replace those invalid, illegal or non-enforceable provisions with valid provisions that may bring the similar economic effects with the effects caused by those invalid, illegal or non-enforceable provisions.

11.4
Headings.  The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

11.5	Language and Copies. This Agreement has been executed in Chinese in four (4) duplicate originals; each Party holds one (1) original and each duplicate original shall have the same legal effect.

11.6	Successor. This Agreement shall bind and benefit the successor of each Party and the transferee allowed by each Party.

11.7
Survival.  Any obligation taking place or at term hereof prior to the end or termination ahead of the end of this Agreement shall continue in force and effect notwithstanding the occurrence of the end or termination ahead of the end of the Agreement. Article 6, Article 8, Article 9 and Section 11.7 hereof shall continue in force and effect after the termination of this Agreement.

11.8
Waiver.  Any Party may waive the terms and conditions of this Agreement in writing with the signature of the Parties. Any waiver by a Party to the breach by other Parties within certain situation shall not be construed as a waiver to any similar breach by other Parties within other situations.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

SPEEDHAUL:                                                 Speedhaul Holdings, Inc.

              By: /s/ Andrew Norins____________________
        Andrew Norins, Chief Executive Officer

GOLD HORSE:                                               Gold Horse International, Inc.

              By: /s/ Liankuan Yang____________________
        Liankuan Yang, Chief Executive Officer

GLOBAL RISE:                                               Global Rise International Limited

                By: /s/ Liankuan Yang____________________
        Liankuan Yang, Chief Executive Officer

IMJM REAL ESTATE:                                         Inner Mongolia Jin Ma Real Estate Development Company Limited

                By: /s/ Liankuan Yang____________________
        Liankuan Yang, Chief Executive Officer

SHAREHOLDERS OF IMJM REAL ESTATE:

/s/ Yang Liankuan__________________
By: Yang Liankuan
(PRC ID Card No.: 150103570713017)
Shares of IMJM Real Estate owned by Yang Liankuan: 70%

/s/ Ma Runlan______________________
By: Ma Runlan
(PRC ID Card No.: 150103600421102)
Shares of IMJM Real Estate owned by Ma Runlan: 15%.

/s/ Yang Yang______________________
By: Yang Yang
(PRC ID Card No.: 150103820724052)
Shares of IMJM Real Estate owned by Yang Yang: 15%